Exhibit 1

TOBACK SOLD    *    BE BOLD    *    OUT WITH THE OLD    *    VOTE GOLD

January 13, 2006

Dear Fellow Shareholder:

As owners of approximately 11.5% of the common stock of Bally Total Fitness Holding Corporation, we at Liberation Investments have, over the past 18 months, watched in dismay as the Company’s Chief Executive Officer, President and Chairman, Paul Toback, has, in our view, acted to enrich and entrench himself as CEO of Bally. Unfortunately, Bally’s Board has failed to curb what we see as Toback’s excesses and failings. AS A RESULT, WE HAVE CONCLUDED THAT IMMEDIATE SHAREHOLDER ACTION IS REQUIRED TO ALIGN THE INTERESTS OF MANAGEMENT WITH THOSE OF SHAREHOLDERS AND TO PROTECT AND IMPROVE SHAREHOLDER VALUE. To protect your investment in Bally, we urge you to sign, date and return the enclosed GOLD proxy card today.

THE PATH FORWARD

By joining our call for reform, together we can send a strong message to the Board to: (1) Appoint a CEO who is highly competent and has the shareholders’ best interests in mind; (2) Implement corporate governance best-practices that align the interests of management with those of shareholders; (3) Restore the confidence of the capital markets in Bally; and (4) Soundly reject Bally’s proposal for a highly dilutive equity compensation plan.

WHAT IS PAUL TOBACK AFRAID OF?

Following a steady stream of self-serving public statements by Bally and Toback about Toback’s success at the helm of Bally, why is he so afraid to let shareholders have a say in Bally’s future direction? Ask yourself why Toback has mounted, in our view, such a reckless and expensive campaign against his shareholders—with an attack strategy consisting almost entirely of frivolous lawsuits seeking to deny you the right to vote on our proposals, endless press releases touting his dubious “accomplishments,” and misleading personal smears. FOR SOMEONE WHO PURPORTS TO BE DOING SUCH A GOOD JOB FOR SHAREHOLDERS, TOBACK SEEMS AWFULLY CONCERNED THAT 75% OF BALLY’S SHAREHOLDERS WANT TO VOTE HIM OUT OF OFFICE. WHAT DOES THAT TELL YOU?

TOBACK’S “RECORD” SPEAKS FOR ITSELF

Ultimately, the performance of every CEO is evaluated on the basis of his or her record. Toback should not be exempt. We believe that Toback’s record speaks for itself, but we invite you to consider the facts for yourself:

D	“PUMP-AND-DUMP SCHEME”: In what one shareholder has described as a “pump-and-dump scheme,” Toback sold most of his stake in Bally one day after an earnings conference call during which he boasted about his substantial holdings in Bally’s stock, emphasized that Bally “has a really positive ability to grow…” and announced that the company was for sale. Toback sold his stock for over $2.9 million. He also negotiated with Bally to receive a special payment of $838,777 to cover his tax expenses in connection with the stock sale. Why should shareholders have confidence in Toback’s leadership when his actions show that he doesn’t have confidence in his own ability to maximize the value of Bally’s stock?

D	BUNGLED CONSENT SOLICITATION: Due to Toback’s inability to turn out restated financials when promised and his, as we see it, mismanagement of a consent solicitation process, the Company was forced to issue over 1.9 million shares of Bally stock and pay approximately $12.4 million in cash to bondholders and bank lenders (plus investment banking and legal fees). Can we trust this man to effectively represent our company to the capital markets?

TOBACK SOLD    *    BE BOLD    *    OUT WITH THE OLD    *    VOTE GOLD

D	DOMINATION OF BOARD: In recent years, Toback has permitted people who we believe to include his friends and associates to fill Board vacancies without putting them up for a shareholder vote. In fact, 4 of 7 current Bally directors were appointed to their positions and have never been voted into office by shareholders. Predictably, the result has been a Board that has repeatedly rubber-stamped Toback’s worst decisions. Some recent examples of this chummy Board’s failure of proper oversight include:

•	The Board approved two rich grants of restricted stock and options to management during 2005, each before the release of financial statements. These grants, which chiefly benefited Toback, were comprised of approximately $5.5 million in restricted stock and options to purchase an additional approximately 794,000 shares.

•	Immediately following an enormous management sell-off of equity compensation in December of 2005, of which Toback was the principal beneficiary, the Board approved a generous new equity compensation plan for the issuance of up to another 1.75 million shares of Bally stock, which could be highly dilutive to shareholders.

TOBACK’S STRATEGY: MORE POLITICS AS USUAL

Once you strip away the legalese and the theatrical expressions of outrage, Toback’s central strategy in this proxy contest appears to us to be quite simple: Use whatever means necessary, including the suppression of shareholder rights, to prevent shareholders from voting on Liberation’s proposals to remove him from office. It is remarkable that Toback, a man who spent many years in politics, seems to harbor such hostility for the most basic principles of shareholder democracy. But how else can the actions described below be understood?

D	WALL-TO-WALL LITIGATION: Toback has launched one lawsuit after another against Liberation in the hopes of preventing you from voting on our proposals, only to be rebuffed time after time.

D	“POISON PILL” AS A WEAPON: The day after he learned that he faced a proxy contest, Toback adopted a “poison pill” plan - an anti-takeover defense - and brazenly wielded it as a club to beat down shareholders intent on engaging in a legitimate expression of shareholder democracy. Although we believe that a “poison pill” has never before been used as an offensive weapon against shareholders in a proxy contest, even this tactic is not beneath Toback.

D	CLASSIFIED BOARD: Toback has repeatedly refused to allow shareholders to vote to declassify the Board, even though the existence of a classified Board severely limits your ability to replace underperforming directors.

D	PROXY CARD MAY DISENFRANCHISE: Toback’s proxy card may disenfranchise shareholders by not providing for an up-or-down vote on Liberation’s proposals. Bally’s proxy card only enables shareholders to vote to give Bally discretion to vote against Liberation’s proposals or vote not to give Bally such discretion (which has the same effect as a “No” vote on Liberation’s proposals). This “heads I win, tails you lose” tactic has all of the hallmarks of a manipulative scheme to deceive shareholders.

At great cost to shareholders, Toback has advanced his agenda with the full range of resources available to him as the chief of a public company, including a well-oiled public relations machine with years of experience, as we see it, spinning bad news for him and a veritable army of lawyers arrayed across the country. BUT EVEN WITH HIS YEARS OF POLITICAL BACKGROUND AND HIS FORMIDABLE RESOURCES, TOBACK CANNOT CAMPAIGN HIS WAY OUT OF HIS RECORD. LET’S SHOW TOBACK THAT WE WON’T ACCEPT POLITICS AS USUAL ANYMORE.

The future of your investment is at stake. Act today to protect your investment. We urge you to sign, date and return the enclosed GOLD proxy card today. Do not sign the white proxy card from Bally or the green proxy card from Pardus. If you have already done so, you may revoke your proxy by delivering a later-dated GOLD proxy card in the enclosed postage-prepaid envelope. If you have any questions about voting, or for more information, please call our proxy solicitors, Innisfree M&A Incorporated, as follows: Shareholders—Call Toll-Free at 888-750-5834; Banks and Brokers—Call Collect at 212-750-5833.

LIBERATION INVESTMENTS, L.P. LIBERATION INVESTMENTS LTD. LIBERATION INVESTMENT

GROUP, LLC EMANUEL R. PEARLMAN GREGG E. FRANKEL

THIS PROXY IS SOLICITED BY LIBERATION INVESTMENTS, L.P.

AND LIBERATION INVESTMENTS LTD. (TOGETHER WITH CERTAIN OF THEIR

AFFILIATES, “LIBERATION”) IN OPPOSITION TO THE BOARD OF DIRECTORS

OF BALLY TOTAL FITNESS HOLDING CORPORATION

The undersigned hereby appoints Emanuel R. Pearlman, Gregg E. Frankel and Nicole A. Jacoby, and each of them, the proxy or proxies of the undersigned, with full power of substitution, and hereby authorizes them to vote, as provided below, all shares of Common Stock, par value $.01 per share, of Bally Total Fitness Holding Corporation (“Bally”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of the Stockholders of Bally to be held on January 26, 2006, and at any and all adjournments or postponements thereof (the “Annual Meeting”). The undersigned hereby revokes any previous proxies with respect to any and all matters to be voted upon at the Annual Meeting.

THIS PROXY WILL BE VOTED AS INSTRUCTED, BUT IF NO INSTRUCTION IS GIVEN, IT WILL BE VOTED AS FOLLOWS: IN THE DISCRETION OF THE PROXIES WITH RESPECT TO THE NOMINEES IN ITEM 1; FOR THE PROPOSALS IN ITEMS 2, 3, 4 AND 5; ABSTAIN WITH RESPECT TO THE PROPOSAL IN ITEM 6; AGAINST THE PROPOSAL IN ITEM 7; ABSTAIN WITH RESPECT TO THE PROPOSAL IN ITEM 8; AND IN THE DISCRETION OF THE PROXIES, UPON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

LIBERATION RECOMMENDS THAT YOU VOTE FOR THE PROPOSALS IN ITEMS 2, 3, 4 AND 5, AGAINST THE PROPOSAL IN ITEM 7 AND FOR ITEM 9. WE MAKE NO RECOMMENDATION WITH RESPECT TO THE NOMINEES IN ITEM 1, THE PROPOSAL IN ITEM 6 OR THE PROPOSAL IN ITEM 8. TO VOTE IN ACCORDANCE WITH LIBERATION’S RECOMMENDATIONS AND GRANT THE PROXIES DISCRETION WITH RESPECT TO THE NOMINEES IN ITEM 1, JUST SIGN, DATE AND RETURN THIS PROXY; NO BOXES NEED TO BE CHECKED.

1.	Election of Directors.

Instruction: To vote FOR the election of any of the nominees named below, please mark FOR in the corresponding box. To withhold authority to vote for the election of any of the nominees named below, please mark WITHHOLD in the corresponding box.

FOR	WITHHOLD	Nominees	Nominated By
☐	☐	Charles J. Burdick	Bally and Pardus

☐	☐	Barry R. Elson	Bally and Pardus

☐	☐	Don R. Kornstein	Pardus

		FOR	AGAINST	ABSTAIN
2.	Liberation’s Proposal to Give Stockholders the Authority to Remove the Chief Executive Officer and President of Bally	☐	☐	☐

3.	Liberation’s Proposal to Increase Stockholder Authority in Determining the Tenure of Bally’s Officers	☐	☐	☐

4.	Liberation’s Proposal to Protect Stockholder Authority to Remove Bally’s Officers	☐	☐	☐

5.	Liberation’s Proposal to Remove Paul A. Toback as Chief Executive Officer and President of Bally’s Board of Directors	☐	☐	☐

6.	Pardus’ Proposal to Repeal Any Amendments to the Bylaws Made by Bally’s Board of Directors from May 26, 2005 Through the Annual Meeting	☐	☐	☐

7.	Bally’s Proposal to Approve the 2006 Omnibus Equity Compensation Plan	☐	☐	☐

8.	Bally’s Proposal to Ratify the Appointment of KPMG LLP as Independent Auditor for the Company for the Fiscal Year Ending December 31, 2005	☐	☐	☐

9.	In the Discretion of the Proxies With Respect to Any Other Matters as May Properly Come Before the Annual Meeting	☐	☐	☐

The undersigned hereby acknowledges receipt of the Proxy Statement of Liberation dated December 30, 2005.

Dated:

Signature:

Signatures, if held jointly:

Title or Authority:

Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee, broker, bank nominee, guardian, or in any other similar capacity, please include your full title. If a corporation, please sign in corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person. This proxy votes all shares held in all capacities.